Exhibit 99.1

TTM Technologies, Inc. Announces Allocation of Commitments In

Syndication for $600.0 Million Senior Secured Financing

COSTA MESA, CA – February 21, 2018 – TTM Technologies, Inc. (NASDAQ:TTMI), a leading global printed circuit board manufacturer, today announced the completion of allocation of $600 million of commitments from lenders in the syndication for incremental term loans under its existing Term Loan Credit Agreement (the “Term Loan Credit Agreement”). The incremental term loans are expected to be issued with 0.25% of original issue discount, have an interest rate of LIBOR + 2.50% and have terms otherwise identical to the terms of the existing term loans under the Term Loan Credit Agreement. The closing of the incremental term loans is expected to occur concurrently with the closing of the Company’s pending acquisition of Anaren Inc., which in turn is expected to occur shortly after the receipt of all required regulatory approvals for the transaction.

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and volume production of technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Contact:

Sameer Desai,

Senior Director, Corporate Development

&Investor Relations

Sameer.desai@ttmtech.com

714-327-3050

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.